Savient Letter Head

Contact:

Mary Coleman	Carney Noensie
Savient Pharmaceuticals, Inc.	Burns McClellan
information@savient.com	cnoensie@burnsmc.com
(732) 418-9300	(212) 213-0006

Savient Pharmaceuticals Announces Expected Availability of KRYSTEXXA™ for Prescription and Reports Third Quarter 2010 Financial Results

EAST BRUNSWICK, N.J. – (November 4, 2010) Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that it plans to commence shipments of KRYSTEXXA™ to specialty distributors on November 30, 2010. KRYSTEXXA, a PEGylated uric acid specific enzyme indicated for the treatment of chronic gout in adult patients refractory to conventional therapy, is then expected to be commercially available for prescription as of December 1, 2010. In conjunction with the commercial availability of KRYSTEXXA, Savient plans to launch its reimbursement and pharmacovigilance hotline services on November 22, 2010 for use by prescribers and patients. Savient expects to announce the pricing for KRYSTEXXA at the time it commences commercial distribution.

"The commercial availability of KRYSTEXXA marks another significant milestone for both patients and the company as it is the first FDA approved therapy that addresses a significant unmet medical need in the treatment of chronic gout in adult patients refractory to conventional therapy," said Paul Hamelin R.Ph., President of Savient Pharmaceuticals. "We believe that making KRYSTEXXA commercially available is a significant step towards realizing our mission of transforming the lives of the patients in the U.S. suffering from this crippling disease. These patients have been waiting for decades for a therapy that gives them hope of reversing this severely debilitating disease."

Savient also today reported financial results for the three and nine months ended September 30, 2010. The Company ended the quarter with $78.1 million in cash and short-term investments, a decrease of $10.9 million for the quarter and $30.1 million since December 31, 2009. As of November 2, 2010, the Company had $75.7 million in cash and short-term investments.

For the third quarter of 2010, the Company had a net loss of $59.4 million, inclusive of a non-cash valuation adjustment of $43.2 million relating to warrants, or $0.89 per share, on total revenues of $1.0 million, compared with a net loss of $13.9 million, or $0.23 per share on total revenues of $0.3 million for the same period in 2009.

Subsequent to September 30, 2010, warrant holders from our April 2009 registered direct offering exercised warrants to purchase an aggregate of 4.6 million shares of common stock either through a cashless exercise or cash exercise. We received $3.4 million of cash proceeds from the cash exercise portion of these warrants. As a result, the Company's outstanding shares increased from 67.7 million as of September 30, 2010, to 70.3 million as of November 1, 2010, and the warrant liability on our balance sheet has subsequently been reclassified as an increase to stockholders' equity.

The net loss for the first nine months of 2010 was $72.7 million, or $1.09 per share, on total revenues of $3.1 million, compared with a net loss of $90.6 million, or $1.56 per share, on total revenues of $2.1 million for the same period in 2009.

Operational Highlights:

·	Received U.S. Food and Drug Administration (FDA) approval on September 14, 2010 for KRYSTEXXA (pegloticase), a PEGylated uric acid specific enzyme indicated for the treatment of chronic gout in adult patients refractory to conventional therapy.

·	Three abstracts about pegloticase have been accepted for presentation at the 2010 ACR/ARHP Annual Scientific Meeting addressing various aspects relating to the use of KRYSTEXXA and outcomes in patients with chronic gout refractory to conventional therapy.

·	A late breaking abstract was submitted to ACR/ARHP in September 2010 entitled Safety and Efficacy of Long-Term Pegloticase (KRYSTEXXA) Treatment in Adult Patients with Chronic Gout Refractory to Conventional Therapy and was accepted for a podium presentation in a general plenary session.

Financial Results of Operations for the Three Months Ended September 30, 2010

Total revenues increased $0.7 million, or 202%, to $1.0 million for the three months ended September 30, 2010, as compared to $0.3 million for the three months ended September 30, 2009. The increased net sales resulted primarily from higher prior year experience adjustments relating to reserves for product returns and customer rebates for our branded product Oxandrin(R).

Research and development expenses decreased by $8.7 million, or 49%, to $9.0 million for the three months ended September 30, 2010, from $17.7 million for the three months ended September 30, 2009. The lower expenses resulted primarily from a $5.1 million decrease in manufacturing development related expenses associated with an amendment to the services agreement with our planned secondary source supplier for pegloticase drug substance during the quarter ended September 30, 2009. Additionally, clinical trial costs were lower by $2.2 million resulting from the wind down of the Open Label Extension (OLE) Study for KRYSTEXXA during 2009.

Selling, general and administrative expenses decreased $1.2 million, or 15%, to $7.3 million for the three months ended September 30, 2010, from $8.5 million for the three months ended September 30, 2009.

Other expense, net was $43.7 million for the third quarter of 2010 compared with other income, net of $11.8 million for the third quarter of 2009, an increase in the current period of $55.5 million primarily as a result of the mark-to-market valuation adjustment to our warrant liability. We recorded a $43.2 million non-cash loss due to the appreciation in fair market value of our warrants during the three months ended September 30, 2010 that resulted primarily from a higher price per share of our common stock. Additionally, we recorded an $11.8 million non-cash gain on the mark-to-market valuation adjustment to our warrant liability during the three months ended September 30, 2009 resulting from depreciation in the fair market value of our warrants during that period. As a result of the exercise of all of the outstanding warrants after September 30, 2010, the warrant liability on our balance sheet has subsequently been reclassified as an increase to stockholders' equity.

Conference Call

Savient's management team will host a live conference call and webcast on Friday November 5, 2010, at 9:00 a.m. Eastern Time to review the third quarter 2010 financial results. To participate by telephone, please dial 888-357-3694 (Domestic) or 973-890-8276 (International). The conference identification number is 21650025. The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. Please log on to Savient's website 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A telephone replay will be available from 1:00 p.m. Eastern Time on November 5, 2010 through 11:59 p.m. Eastern Time on November 18, 2010 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering conference ID number 21650025.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXATM (pegloticase), which was approved by the FDA on September 14, 2010 for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S.

Forward-Looking statements

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the effort to seek strategic alternatives for the company, the availability of KRYSTEXXA for prescription and our preparations to commercially launch KRYSTEXXA are forward-looking statements.

These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, whether an alternative related to the strategic direction of Savient materializes; our ability to commercialize KRYSTEXXA; our reliance on third parties to manufacture, market and distribute KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payors and others in the medical community; whether we are able to obtain financing, economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2010	2009

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$63,307	$108,172
Short-term investments	14,767	3
Accounts receivable, net	598	352
Inventories, net	494	585
Recoverable income taxes	—	2,006
Prepaid expenses and other current assets	1,869	1,402

Total current assets	81,035	112,520

Deferred income taxes, net	4,200	4,200
Property and equipment, net	694	993
Other assets (including restricted cash)	1,287	1,295

Total assets	$87,216	$119,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,632	$7,915
Deferred revenues	359	73
Warrant liability	56,463	24,239
Other current liabilities	8,892	12,473

Total current liabilities	70,346	44,700

Other liabilities	10,262	10,109
Commitments and contingencies
Stockholders’ Equity:
Preferred stock—$.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock—$.01 par value 150,000,000 shares authorized; 67,705,000 issued and outstanding at September 30, 2010 and 66,933,000 shares issued
and outstanding at December 31, 2009	677	669
Additional paid-in-capital	321,053	305,994
Accumulated deficit	(315,125)	(242,467)
Accumulated other comprehensive income	3	3

Total stockholders’ equity	6,608	64,199

Total liabilities and stockholders’ equity	$87,216	$119,008

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(Unaudited)
	(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2010	2009	2010	2009

Revenues:
Product sales, net	$988	$328	$3,068	$2,092
Other revenues	—	—	—	4

	988	328	3,068	2,096

Cost and expenses:
Cost of goods sold	421	374	998	1,237
Research and development	8,958	17,670	22,521	42,071
Selling, general and administrative	7,265	8,538	16,764	25,403

	16,644	26,582	40,283	68,711

Operating loss	(15,656)	(26,254)	(37,215)	(66,615)
Investment income, net	33	502	82	273
Other income (expense), net	(43,729)	11,812	(35,525)	(24,356)

Loss before income taxes	(59,352)	(13,940)	(72,658)	(90,698)
Income tax benefit	—	(64)	—	(64)

Net loss	$(59,352)	$(13,876)	$(72,658)	$(90,634)

Loss per common share:
Basic and diluted	$(0.89)	$(0.23)	$(1.09)	$(1.56)

Weighted-average number of common and common
equivalent shares:
Basic and diluted	67,047	60,922	66,773	58,192